Exhibit 5.2

INTERNAL REVENUE SERVICE	DEPARTMENT OF THE TREASURY
P. O. BOX 2508
CINCINNATI, OH 45201

Employer Identification Number:
Date: SEP 16 2013	41-0319970
DLN:
17007033096001
HORMEL FOODS CORPORATION	Person to Contact:
1 HORMEL PL	VICKIE SURGUY ID# 31036
AUSTIN, MN 55912	Contact Telephone Number:
(513) 263-3583
Plan Name:
HORMEL FOODS CORPORATION JOINT EARNINGS PROFIT SHARING TRUST
Plan Number: 030

Dear Applicant:

We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.

Continued qualification of the plan under its present form will depend on its effect in operation. See section 1.401-1(b)(3) of the Income Tax Regulations. We will review the status of the plan in operation periodically.

The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provides examples of the effect of a plan’s operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794.

This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

This determination letter gives no reliance for any qualification change that becomes effective, any guidance published, or any statutes enacted, after the issuance of the Cumulative List (unless the item has been identified in the Cumulative List) for the cycle under which this application was submitted.

This letter may not be relied on after the end of the plan’s first five-year remedial amendment cycle that ends more than 12 months after the application was received. This letter expires on January 31, 2016. This letter considered the 2009 Cumulative List of Changes in Plan Qualification Requirements.

This plan satisfies the requirements of Code section 4975(e)(7).

Letter 2002 (DO/CG)

HORMEL FOODS CORPORATION

This is not a determination with respect to any language in the plan or any amendment to the plan that reflects Section 3 of the Defense of Marriage Act, Pub. L. 104-199, 110 Stat. 2419 (DOMA) or U.S. v. Windsor, 133 S. Ct. 2675 (2013), which invalidated that section.

If you submitted any proposed amendments or a proposed restated plan with your application, those amendments must be adopted no later than the time prescribed under Code section 401(b) in order to retain reliance on this determination letter.

This determination letter considered the plan documents and/or amendments that were submitted with your application.

We have sent a copy of this letter to your representative as indicated in the Form 2848 Power of Attorney or appointee as indicated by the Form 8821 Tax Information Authorization.

If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely,

Andrew E. Zuckerman
Director, EP Rulings & Agreements

Enclosures:

Publication 794

Letter 2002 (DO/CG)